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                                                                   Exhibit 4(r)

                              Annuity Investors(R)
                             LIFE INSURANCE COMPANY
                          Home Office: Cincinnati, Ohio
   Variable Administrative Office: P.O. Box 5423, Cincinnati, Ohio 45201-5423

                                   ENDORSEMENT


This endorsement is part of your Contract. It replaces the Death Benefit Amount provision. It is not a separate Contract. It changes the Contract only as stated here. If it conflicts with the other terms of the Contract, the provisions of this endorsement will control.

     Death Benefit Amount

     The amount of the Death Benefit will equal the greatest of:

          1)   the Account Value as of the Death Benefit Valuation Date; or

          2) the total of all your Purchase Payment(s), reduced proportionally for any partial surrenders; or

          3) the lesser of (a) the largest Account Value you had on any Contract Anniversary before the Death Benefit Valuation Date and prior to age [65], reduced proportionally for any subsequent partial surrenders after this value was reached, or (b) [200%] of the total Purchase Payment(s), reduced proportionally for partial surrenders.


The reduction for partial surrenders will be in the same proportion that the Account Value was reduced on the date of the partial surrender.

The amount of the Death Benefit will be reduced by any applicable premium tax or other tax. It will also be reduced by any outstanding loans you may have.

The amount of the Death Benefit will be allocated among the Subaccounts and Fixed Account options as of the Death Benefit Valuation Date. This allocation will be made in the same proportion as the value of each option bears to the total Account Value immediately before the Death Benefit Valuation Date.


         Signed for us at our office as of the date of issue.




/s/ Mark F. Muething                    /s/ Charles R. Scheper
     SECRETARY                                 PRESIDENT
  MARK F. MUETHING                       CHARLES R. SCHEPER